UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                              RF MONOLITHICS, INC.
 -------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.001 PAR VALUE
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    74955F106
                         -------------------------------
                                 (CUSIP Number)

                                December 11, 2000
                         -------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]  Rule 13d-1(b)
      [X]  Rule 13d-1(c)
      [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
     PERSON

     ORIN HIRSCHMAN
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [X]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
--------------------------------------------------------------------------------
                          5.       SOLE VOTING POWER

                                   758,672
     NUMBER OF            ------------------------------------------------------
      SHARES              6.       SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                      304,600
       EACH               ------------------------------------------------------
     REPORTING            7.       SOLE DISPOSITIVE POWER
      PERSON
       WITH:                       758,672
                          ------------------------------------------------------
                          8.       SHARED DISPOSITIVE POWER

                                   304,600
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

     1,063,272
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                          [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

     15.0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
     PERSON

     ADAM SMITH CAPITAL MANAGEMENT LLC
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [X]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     NEW YORK
--------------------------------------------------------------------------------
                          5.       SOLE VOTING POWER

                                   0
     NUMBER OF            ------------------------------------------------------
      SHARES              6.       SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                      253,100
      EACH                ------------------------------------------------------
    REPORTING             7.       SOLE DISPOSITIVE POWER
     PERSON
      WITH:                         0
                          ------------------------------------------------------
                          8.       SHARED DISPOSITIVE POWER

                                   253,100
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

     253,100
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                          [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

     3.8%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
     PERSON

     ADAM SMITH INVESTMENT PARTNERS, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [X]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     NEW YORK
--------------------------------------------------------------------------------
                          5.       SOLE VOTING POWER

                                   0
     NUMBER OF            ------------------------------------------------------
      SHARES              6.       SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                      253,100
       EACH               ------------------------------------------------------
    REPORTING             7.       SOLE DISPOSITIVE POWER
     PERSON
      WITH:                        0
                          ------------------------------------------------------
                          8.       SHARED DISPOSITIVE POWER

                                   253,100
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

     253,100
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                          [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

     3.8%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
     PERSON

     DIAMOND CAPITAL MANAGEMENT INC.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [X]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     NEW YORK
--------------------------------------------------------------------------------
                          5.       SOLE VOTING POWER

                                   0
     NUMBER OF            ------------------------------------------------------
      SHARES              6.       SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                      51,500
      EACH                ------------------------------------------------------
    REPORTING             7.       SOLE DISPOSITIVE POWER
     PERSON
      WITH:                        0
                          ------------------------------------------------------
                          8.       SHARED DISPOSITIVE POWER

                                   51,500
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

     51,500
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                          [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

     0.8%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
     PERSON

     ADAM SMITH INVESTMENTS, LTD.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                      (a) [X]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     BRITISH VIRGIN ISLANDS
--------------------------------------------------------------------------------
                          5.       SOLE VOTING POWER

                                   0
     NUMBER OF            ------------------------------------------------------
      SHARES              6.       SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY                       51,500
      EACH                ------------------------------------------------------
    REPORTING             7.       SOLE DISPOSITIVE POWER
     PERSON
      WITH:                        0
                          ------------------------------------------------------
                          8.       SHARED DISPOSITIVE POWER

                                   51,500
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

     51,500
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                          [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

     0.8%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

Item 1(a)  Name of Issuer:

           RF Monolithics, Inc.

Item 1(b)  Address of Issuer's Principal Executive Offices:

           4347 Sigma Road, Dallas, Texas  75244

Item 2(a)  Names of Persons Filing:

           Orin Hirschman, Adam Smith Capital Management LLC ("ASCM"), Diamond Capital Management ("DCM"), Adam Smith Investments, Ltd. ("ASI"), Adam Smith Investment Partners, L.P. ("ASIP").

Item 2(b)  Addresses of Principal Business Offices:

           The principal executive offices of ASCM, ASIP and DCM, and the business address of Orin Hirschman, are located at 101 East 52nd Street, New York, New York 10022. The principal executive office of ASI is c/o Insinger Trust (BVI) Limited, Tropic Isle Building, P.O. Box 438, Road Town, Tortola, British Virgin Islands.

Item 2(c)  Citizenship:

           ASCM is a New York limited liability company, DCM is a New York corporation, ASI is a British Virgin Islands corporation, and ASIP is a New York limited partnership. Orin Hirschman is a citizen of the United States.

Item 2(d)  Title of Class of Securities:

           Common Stock, and warrants exercisable to purchase Common Stock (the "Shares").

Item 2(e)  CUSIP Number:

           74955F106

Item 3.    Type of Reporting Person:

           N/A

Item 4.    Ownership

           a.  Amount Beneficially Owned:

           1,063,272 shares

           b.  Percent of class

           15.0%

           c.  Number of shares as to which such person has:

               i.  Sole power to vote or to direct the vote

               758,672

               ii.  Shared power to vote or to direct the vote

               304,600

               iii.  Sole power to dispose or to direct the disposition of

               758,672

               iv.  Shared power to dispose or to direct the disposition of

               304,600

Item 5.    Ownership of Five Percent or Less of a Class:

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

                                      [ ]

Item 6.    Ownership of More than Five Percent on behalf of Another Person.

           N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reporting on by the Parent Holding Company:

           N/A

Item 8.    Identification and Classification of Members of the Group.

           This Statement is filed by Orin Hirschman by virtue of his direct beneficial ownership of Shares and his indirect beneficial ownership of Shares, as an owner of each of ASCM and DCM, and as a holder of the Common Stock of ASI; by DCM by virtue of being the Investment Manager of ASI; by ASCM, by virtue of being the sole general partner of ASIP; and by ASI and ASIP by virtue of their direct beneficial ownership of Shares. By virtue of the relationships described above, Orin Hirschman may be deemed to possess indirect beneficial ownership of the Shares held by each entity. The directors of ASI are F.M.C. Limited and S.C.S. Limited, which are subsidiaries of Insinger Trust
           (BVI) Limited, all of
           which are British Virgin Islands corporations.

Item 9.    Notice of Dissolution of Group:

           N/A

Item 10.   Certification:

           By signing below the undersigned certify that to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and are not held in connection with or as a participant in any transaction having that purpose or effect.

           Signature

           After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: January 4, 2001

                      /s/ Orin Hirschman
                      Orin Hirschman

                      ADAM SMITH CAPITAL MANAGEMENT, L.L.C.,

                      By: /s/ Orin Hirschman
                          Orin Hirschman, Manager

                      ADAM SMITH INVESTMENT PARTNERS, L.P.

                             By: ADAM SMITH CAPITAL MANAGEMENT, L.L.C.,
                             General Partner

                             By: /s/ Orin Hirschman
                                 Orin Hirschman, Manager

                      DIAMOND CAPITAL MANAGEMENT INC.

                      By: /s/ Orin Hirschman
                          Orin Hirschman, President

                      ADAM SMITH INVESTMENTS, LTD.

                             By: F.M.C LIMITED, Corporate Directors

                             By: /s/ Grant Brown
                                 Grant Brown

                             By: S.C.S. LIMITED, Corporate Directors

                             By: /s/ Judy Hylton
                                 Judy Hylton

                                                                       EXHIBIT A

                             JOINT FILING AGREEMENT


          In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the common stock, $.001 par value, of RF Monolithics, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

     In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of January 4, 2001.


                      /s/ Orin Hirschman
                      Orin Hirschman

                      ADAM SMITH CAPITAL MANAGEMENT, L.L.C.,

                      By: /s/ Orin Hirschman
                          Orin Hirschman, Manager

                      ADAM SMITH INVESTMENT PARTNERS, L.P.

                             By: ADAM SMITH CAPITAL MANAGEMENT, L.L.C.,
                             General Partner

                             By: /s/ Orin Hirschman
                                 Orin Hirschman, Manager

                      DIAMOND CAPITAL MANAGEMENT INC.

                      By: /s/ Orin Hirschman
                          Orin Hirschman, President

                      ADAM SMITH INVESTMENTS, LTD.

                             By: F.M.C LIMITED, Corporate Directors

                             By: /s/ Grant Brown
                                 Grant Brown

                             By: S.C.S. LIMITED, Corporate Directors

                             By: /s/ Judy Hylton
                                 Judy Hylton